Exhibit (d)(4)

Amendment to Sub-Advisory Agreement dated July 28, 2004.

Exhibit (d)(4)

AMENDMENT TO
SUBADVISORY AGREEMENT
Between
FBR FUND ADVISERS, INC.
and
AKRE CAPITAL MANAGEMENT, LLC

This Amendment is made as of the 28th of July, 2004, by and between FBR Fund Advisers, Inc., a Delaware corporation (the "Adviser"), and Akre Capital Management, LLC, a Delaware limited liability company (the "Subadviser").

WHEREAS, the Adviser and Subadviser entered into a Subadvisory Agreement ("Agreement") dated February 27, 2004 with respect to certain series of The FBR Funds;

WHEREAS, the Adviser and Subadviser desire to amend the Agreement in order to clarify (1) the timing of the compensation paid by the Adviser to the Subadviser for services rendered under the Agreement and (2) the term of the agreement; and

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

1.      Section 6 of the Agreement is hereby replaced in its entirety with the following:

Compensation.  As compensation for the services which the Sub‑Adviser is to provide pursuant to Paragraph 3, the Adviser shall pay to the Sub‑Adviser the greater of (i) an annual fee, computed and accrued daily and paid in arrears by the 5th business day of the month, at the rate set forth opposite each Fund's name on Schedule A, which shall be a percentage of the average daily net assets of the Fund (computed in a manner consistent with the Fund's most recent Prospectus and Statement of Additional Information) determined as of the close of business on each business day throughout the month, or (ii) $3,500 per month. The fee for any partial month under this Agreement shall be calculated on a proportionate basis.

2.     Section 9(a) of the Agreement is hereby replaced in its entirety with the following:

This Agreement shall continue in force for one year with respect to a Fund. Thereafter, this Agreement may be renewed as to each Fund for successive annual periods, provided that the Agreement is approved by the Trust's Board, including a majority of Independent Trustees.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized offices, as of the day and year first above written.

Witness:

/s/ Susan L. Silva	/s/ Susan L. Silva

___/s/ David H. Ellsion___________________ David H. Ellison President FBR Fund Advisers, Inc.	__/s/ Charles. T Akre___________________ Charles T. Akre, Jr. Managing Member Akre Capital Management LLC